Exhibit 10.3.19

AMENDMENT NO. 19 TO EMPLOYMENT CONTRACT

AGREED, as of the 7th day of June 2007, between the Federal Agricultural Mortgage Corporation (FAMC) and Nancy E. Corsiglia (you), that the existing employment contract between the parties hereto, dated May 11, 1989, as amended through Amendment No.18, dated as of June 1, 2006 (collectively, the Agreement), be and hereby is amended as follows:

Sections 1, 2, 3 (a), and 8 (a) (iii) of the Agreement are replaced in their entirety with the following new sections:

1.                  Term.  The Term of this Agreement shall continue until July 1, 2011 or any earlier effective date of termination pursuant to Paragraph 8 hereof (the “Term”).

2.                  Scope of Authority and Employment.  You will report directly to the President of Farmer Mac.  You will have responsibility for the treasury and financial activities of Farmer Mac under business plans submitted by management to, and approved by, the Board of Directors of Farmer Mac.  You shall be an officer of Farmer Mac, with the title of Executive Vice President – Chief Financial Officer.

You will devote your best efforts and substantially all your time and endeavor to your duties hereunder, and you will not engage in any other gainful occupation without the prior written consent of Farmer Mac; provided, however, that this provision will not be construed to prevent you from personally, and for your own account or that of members of your immediate family, investing or trading in real estate, stocks, bonds, securities, commodities, or other forms of investment, so long as such investing or trading is not in conflict with the best interests of Farmer Mac.  You will be employed to perform your duties at the principal office of Farmer Mac.  Notwithstanding this, it is expected that you will be required to travel a reasonable amount of time in the performance of your duties under this Agreement.

3 (a).                 Base Salary.  As of July 1, 2007, you will be paid a base salary (the Base Salary) during the Term of Three Hundred Fifty-Eight Thousand Four Hundred Eleven Dollars ($358,411) per year, payable in arrears on a bi-weekly basis; and

8 (a) (iii).          Farmer Mac may terminate your employment without “cause” at any time.   Such termination shall become effective on the earlier of July 1, 2011, or two years from the date of notice of such termination.

As amended hereby, the Agreement remains in full force and effect.

Federal Agricultural Mortgage Corporation		Employee

By:	/s/ Henry D. Edelman	/s/ Nancy E. Corsiglia
President